SCHEDULE 14C INFORMATION

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(Name of Registrant as Specified in Its Charter)

Calvert Social Investment Fund

Balanced Portfolio

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CALVERT SOCIAL INVESTMENT FUND

BALANCED PORTFOLIO

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

INFORMATION STATEMENT

REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Social Investment Fund Balanced Portfolio (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment advisor may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor(s) best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Trustees. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information for the Fund, both dated January 31, 2002, and following a change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is expected to be mailed to shareholders of record on or about March 22__, 2002.

Shareholders of the Fund of record at the close of business on February 28, 2002 ("record date") are entitled to receive this Information Statement.

As of February 28, 2002 the following shareholders owned of record 5% or more of the shares of the Fund:
NY State Deferred Compensation Plan	MLPF&S for the Sole Benefit
Chase Manhattan Bank	of its Customers
Attn: Gladstone Stephenson	Attn: Fund Administration 973U7
4 New York Plaza, 2nd Floor	4800 Deer Lake Drive E, 3rd Floor
New York, NY 10004-2413	Jacksonville, FL 32246-6484
owns 5.03% of Class A	owns 5.58% of Class C

MLPF&S for the Sole Benefit	Washington State Investment Board
of Its Customers	TTEE for the State of Washington
Attn: Fund Administration	Deferred Compensation Program Acct
4800 Deer Lake Drive E, 3rd Floor	Dept. of Retirement Systems
Jacksonville, FL 32246-6484	P.O. Box 9018
owns 10.18% of Class B	Olympia, WA 98507-9018
owns 99.41% of Class I

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for the Fund. Under the investment subadvisory agreement, the subadvisor furnishes to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities. From July 1995 through March 8, 2002, the equity portion of the Fund had been managed by NCM Capital Management Group, Inc. ("NCM") with Brown Capital Management, Inc. ("Brown Capital") joining it to jointly manage the equity portion in September 1996. This Information Statement pertains to the subadvisory arrangement with NCM.

The prior investment subadvisory agreement with NCM as it relates to the Fund was dated March 1, 1999. Under the subadvisory agreement, NCM received a fee from the Advisor of 0.25% of the portion of the Fund's average daily net assets it managed. For the Fund's most recent fiscal year ended September 30, 2001, $562,965.15 in fees were paid to NCM. NCM's principal business office is 103 West Main Street, Durham, NC 27701.

At a meeting of the Board of Trustees held on March 5, 2002, acting pursuant to the exemptive order discussed above, the Board terminated NCM as the subadvisor to the Fund effective March 8, 2002. In this connection, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better achieve the Fund's objective of income and capital growth opportunity, with a goal of maximizing portfolio returns at a reduced level of risk, measured by tracking error, by using a more diversified blend of large cap equity investment managers. After careful consideration by the Advisor of the many candidates, the Advisor recommended, and the Board selected, SSgA Funds Management, Inc. ("SSgA FM") to jointly manage the equity portion of the Fund along with Brown Capital. CAMCO will continue to manage the fixed income portion of the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

The Advisor's approach in selecting sub-advisors is to choose the manager that is the best fit for the Fund, with proven expertise in their investment area. As Calvert continues moving socially responsible investing to the mainstream, it is critical that the sub-advisors' strategies complement Calvert's philosophy and goals. The Advisor determined that the investment styles of the Fund's prior equity managers were too closely correlated. NCM and Brown Capital used similar growth-at-a-reasonable price (GARP) strategies. SSgA FM was thus selected to increase manager diversity, reduce portfolio volatility, and achieve a better blend of managers with the goal of improved portfolio performance overall.

Investment Subadvisor. SSgA Funds Management, Inc. (Two International Place, Boston, MA 02110) now manages a portion of the equity investments of the Social Balanced Portfolio. SSgA FM had $57 billion in assets under management as of December 31, 2001. SSgA FM is one of the State Street Global Advisors companies, comprising the investment management business of State Street Corporation, which, in total, had assets under management of $788 billion as of December 31, 2001.

SSgA FM's portfolio management team consists of several members, headed by Douglas Holmes, CFA. He is a Principal of SSgA FM and heads the Global Enhanced Equity Group. He specializes in portfolio construction, risk control, and implementation of enhanced equity portfolios. Mr. Holmes is the co-inventor of SPDRs and continues to be involved in all related products discussed or created by the firm. Prior to joining State Street in 1984, Mr. Holmes was a partner at Lovett, Ward & Bertelsen. Before this, he was affiliated with Batterymarch Financial Management and was a member of the New Product Committee of the American Stock Exchange. Mr. Holmes has been working in the investment management industry since 1980. He has a BS in Mathematics from Northeastern University.

SSgA FM's enhanced equity team uses quantitative stock evaluation and portfolio construction techniques to develop portfolios with consistent excess returns and low risk relative to the chosen benchmark. The firm relies on extensive proprietary research to develop and manage these portfolio techniques.

SSgA FM currently provides investment advisory services to certain other mutual funds with investment objectives similar to that of the Fund:
Mutual Fund	Assets Under Management	Annual Management Fees

Calvert Social Investment Fund	$607.5 million	0.25% average daily net assets
Balanced Portfolio		of portion managed

Calvert Social Investment Fund	$44.3 million	0.25% average daily net assets
Enhanced Equity Portfolio

SSgA Disciplined Equity Fund	$321 million	0.25% average daily net assets

With respect to these other mutual funds, SSgA has not waived, reduced, or otherwise agreed to reduce its compensation under the applicable investment management contracts, except for the SSgA Disciplined Equity Fund, where it has waived a portion of its fee.

SSgA FM's principal business address is Two International Place, Boston, MA 02110 and its principal executive officers are as follows:
Name and Title With SSgA FM	Principal Occupation	Name and Title With SSgA FM	Principal Occupation

Timothy Harbert,	Management	Alan Brown, Chief	Portfolio Management
Chairman, CEO		Investment Officer /
Office of the President

John Snow, Head of	Alternatives and	John Serhant, Head of	Fiduciary Management
Global Alliance / Office	Alliances	Non-U.S. Offices and
of the President		Office of the Fiduciary
Advisor / Office of the
President

The Fund's investment objective and policies have not changed as a result of the change described above. The Fund seeks to achieve a competitive total return through an actively managed portfolio of stocks, bonds and money market instruments which offer income and capital growth opportunity and which satisfy the investment and social criteria. However, the Principal Investment Strategies have changed to provide that the Fund invest in a combination of stocks, bonds and money market instruments in an attempt to provide a complete investment portfolio in a single product. The Advisor rebalances the portfolio quarterly to adjust for changes in market value. Further, the Fund is, primarily, a large cap core U.S. domestic portfolio, although it may have other investments, including some foreign stocks and mid-cap stocks. The equity portion of the Fund seeks companies that have the potential to outperform the market through exceptional growth and/or valuation improvement. The fixed income portion reflects an active trading strategy, seeking total return, and focuses on a duration target approximating the Lehman Aggregate Bond Index.

Investment Subadvisory Agreement. The Investment Subadvisory Agreement (the "Subadvisory Agreement") between the Advisor and SSgA FM contains the same material terms as govern the Advisor's arrangement with Brown Capital. SSgA FM's fee for subadvisory services is paid by the Advisor. Under the Subadvisory Agreement, SSgA FM receives a fee, payable monthly, of 0.25% of the net assets its manages for the Balanced Portfolio.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling (800) 368-2745.